EXHIBIT 5.1

[Andrew P. Sutor, IV, Esquire Entercom Letterhead]

November 16, 2020

Entercom Communications Corp.

2400 Market Street, 4th Floor

Philadelphia, Pennsylvania 19103

Re:        Entercom Communications Corp. – Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Entercom Communications Corp., a Pennsylvania corporation (the “Company”), and, in connection with the registration of 2,929,910 shares of the Company’s Class A Common Stock, par value $0.01 per share (the “Shares”), under the Securities Act of 1933, as amended, by the Company on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on November 16, 2020, to be issued pursuant to outstanding options and remaining available shares issuable under the QLGG 2017 Stock Incentive Plan (the “Plan”), assumed pursuant to New York Stock Exchange Listed Company Manual Rule 303A.08 by the Company and converted into awards with respect to Class A Shares of the Company. You have requested my opinion with respect to the matters set forth below.

In my capacity as your counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am a licensed attorney in the Commonwealth of Pennsylvania and am opining herein as to the effect on the subject transaction only of the internal laws of the Commonwealth of Pennsylvania. I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any agencies within the state.

Subject to the foregoing, it is my opinion that, the Shares have been duly authorized, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Plan and the option agreements, the Shares will be validly issued, fully paid and non-assessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV, Esq.

Executive Vice President, Secretary and General Counsel